WAIVER AND AMENDMENT NO. 2
TO
CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 2 (this “Amendment”) is entered into as of March 8, 2006, by and among OBLIO TELECOM, INC., a Delaware corporation (“Oblio”), each of its direct and indirect subsidiaries signatory hereto (Oblio and each such subsidiary are referred to, individually and collectively, jointly and severally as the “Borrower”), the other Credit Parties signatory hereto and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”).

BACKGROUND

Borrower and Lender entered into a Credit and Security Agreement dated as of August 12, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lender provided Borrower with certain financial accommodations.

The Borrower has requested that Lender (i) waive certain Defaults or Events of Default that have occurred under the Loan Agreement (including Amendment No.1 thereto) and (ii) make certain amendments to the Loan Agreement, and Lender is willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.   Acknowledgement.  Borrower hereby affirms and acknowledges that (a) as of February 28 2006, there is presently due and owing to Lender the principal amounts of $3,197,982.86 with respect to the Revolving Facility, $3,958,333.35 with respect to Term Loan A and $5,066,666.65 with respect to Term Loan B, in each case together with interest, costs, fees (including without limitation, the accrued Non-Compliance Fee) and expenses (collectively, the “Amount”), (b) the Amount is due and owing without defense, offset or counterclaim of any kind or nature whatsoever, and (c) the Loan Documents are and shall continue to be legal, valid and binding obligations and agreements of Borrower enforceable in accordance with their respective terms.

3.   Waiver.  Certain Events of Default (the “Designated Events of Default”) have occurred under the Loan Agreement as a result of Credit Parties’ non-compliance with Section 7 of Amendment No. 1 due to Credit Parties’ failure to satisfy the requirements set forth in Sections 7(a) and 7(b) of Amendment No. 1. Subject to the provisions set forth in this Amendment, Lender hereby waives the Designated Events of Default and, from and after the Amendment No. 2 Effective Date, hereby agrees that Paragraph 7 of Amendment No. 1 shall be of no further force and effect and Lender shall no longer charge the amounts set forth in Section 7(c) of Amendment No.1. Except for the foregoing waiver, the Loan Agreement (including Amendment No.1) shall remain in full force and effect and is hereby ratified and confirmed.

4.   Amendment to Loan Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 5 below, the Loan Agreement is hereby amended as follows:

(a)	The fifth sentence of Section 2.1(a) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the sum of (i) the Receivables Percentage of the Borrowing Base for Eligible Receivables, and (ii) the Inventory Percentage of the Borrowing Base for Eligible Inventory, minus, if applicable, amounts adjusted or reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”).

(b)	Section 2.3 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“Interest on outstanding Advances under the Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of the Prime Rate plus one percent (1%), provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than six and one half percent (6.50%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Facility shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5 and Section 2.12, commencing March 1, 2006, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement.”

(c)	Section 2.7 of the Loan Agreement is hereby amended by amending the first sentence thereof in its entirety to provide as follows:

“Interest on the outstanding balance of Term Loan A shall be payable monthly in arrears on the first day of each calendar month at an annual rate of (i) the Prime Rate plus eight percent (8%) during the period commencing on the Amendment No. 1 Effective Date and continuing through the earlier of (x) June 30, 2007 or (y) the repayment in full in cash of Term Loan B and (ii) the Prime Rate plus four percent (4%) at all other times, provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than six and one half percent (6.50%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.”

(d)	Section 2.8 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(a) Payment of principal (in addition to the interest payments in Section 2.7) and all other amounts outstanding under Term Loan A shall be payable as follows: (i) commencing October 1, 2005, equal monthly installments of $208,333.33 and continuing on the first day of each month thereafter until February 1, 2006, (ii) commencing March 1, 2006, equal monthly installments of $75,000 and continuing on the first day of each month thereafter until the earlier of (x) June 30, 2007 and (y) the repayment in full in cash of Term Loan B and (iii) commencing on the first Business Day of the immediately succeeding month following the repayment in full of Term Loan B, equal monthly installments of $300,000 and continuing on the first day of each month thereafter.

(b) The unpaid principal amount of Term Loan A and all other Obligations under Term Loan A shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon an Event of Default, and (ii) June 30, 2007 (such earlier date being the “Term Loan A Maturity Date”).”

(e)	Section 2.10 of the Loan Agreement is hereby amended by amending the first sentence thereof in its entirety to read as follows:

“Interest on the outstanding balance of Term Loan B shall be payable monthly in arrears on the first day of each calendar month at an annual rate of the Prime Rate plus four percent (4%), provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than six and one half percent (6.50%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.”

(f)	Section 2.11(b) of the Loan Agreement is hereby amended by deleting the reference to “February 28, 2006” and replacing the same with “June 30, 2007”.

(g)	Section 2.15(c) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(c) until such time as the Obligations relating to the Term Loan Facilities are indefeasibly paid in full in cash and fully performed, on or before the day of delivery to Lender of Borrower’s monthly financial statements in accordance with the terms of this Agreement, but in any event not later than the 30th day after the end of each month (commencing with the calendar month ending September 30, 2005), Borrower shall furnish Lender with a written calculation of Excess Cash Flow for such month and deliver to Lender an amount equal to the sum of (i) fifty percent (50%) of Borrower’s Excess Cash Flow for such month (the “Initial Excess Cash Flow Amount”), to be applied by Lender to reduce the Obligations as follows: first, to all then unpaid fees and expenses; second, to all accrued and unpaid interest on the Term Loan Facilities; third, fifty percent (50%) of such Initial Excess Cash Flow Amount shall be applied to the principal payment outstanding under Term Loan A in the inverse order of maturities and fifty percent (50%) of such Initial Excess Cash Flow Amount shall be applied to the principal payment outstanding under Term Loan B in the inverse order of maturities; provided, further, one hundred percent (100%) of the Initial Excess Cash Flow Amount shall be applied to either Term Loan A or Term Loan B, as the case may be, if the balance of either Term Loan equals zero, plus (ii) an amount equal to the excess, if any, of fifty percent (50%) of Borrower’s Excess Cash Flow for such month (the “Additional Excess Cash Flow Amount”) over any reduction in the balance of Borrower’s accounts payable during such month, such Additional Excess Cash Flow Amount to be applied by Lender to reduce the Obligations as follows: first, to all then unpaid fees and expenses; second, to all accrued and unpaid interest on the Term Loan Facilities; third, fifty percent (50%) of such Additional Excess Cash Flow Amount shall be applied to the principal payment outstanding under Term Loan A in the inverse order of maturities and fifty percent (50%) of such Additional Excess Cash Flow Amount shall be applied to the principal payment outstanding under Term Loan B in the inverse order of maturities; provided, further, one hundred percent (100%) of the Additional Excess Cash Flow Amount shall be applied to either Term Loan A or Term Loan B, as the case may be, if the balance of either Term Loan equals zero, provided, further, that the reduction of the principal balance of the Term Loan Facilities described in clauses (i) and (ii) above shall not affect the amount or timing of principal payments (other than the extent to which reductions have been made with respect to such principal payments as allocated pursuant to this paragraph) required under this Agreement until the balance of such Term Loan Facilities is reduced to zero. Notwithstanding the foregoing, the sum of the Initial Excess Cash Flow Amount plus the Additional Excess Cash Flow Amount for the period commencing March 1, 2006 and ending June 30, 2006 shall not exceed an amount equal to fifty percent (50%) of the Borrower’s EBITDA for such period.”

(h)	A new Section 2.15(e) is hereby added to the Loan Agreement in its appropriate sectional order to provide as follows:

“(e) If any Credit Party shall receives a refund of excise tax payments (the “Excise Tax Refund”) from the Internal Revenue Service or any other governmental authority, whether such Excise Tax Refund is collected by such Credit Party directly from the Internal Revenue Service or indirectly from Seller, Sammy Jibrin or Radu Archiriloaie or any other applicant, then such Credit Party shall promptly remit to Lender an amount equal to one hundred percent (100%) of the Excise Tax Refund for application to the Obligations as follows: first, to all then unpaid fees and expenses; second, to all accrued and unpaid interest on Term Loan B; third, to all accrued and unpaid interest on Term Loan A; fourth, to the principal payments outstanding under Term Loan B in the inverse order of maturities; fifth, to the principal payments outstanding under Term Loan A in the inverse order of maturities; and sixth, to the remaining Obligations in such order as Lender shall determine in its sole discretion; provided, however, that the reduction of the principal balance of the Term Loan Facilities shall not affect the amount or timing of principal payments (other than the extent to which reductions have been made with respect to such principal payments as allocated pursuant to this paragraph) required under this Agreement until the balance of such Term Loan Facilities is reduced to zero. Borrower agrees to execute such further documents, agreements, assignments or powers of attorney with respect to the Excise Tax Refund as Lender may deem appropriate in its sole discretion.”

(i)	Section 5.20(b) of the Loan Agreement is hereby amended by inserting the following sentence at the beginning of such Section 5.20(b) to provide as follows:

(j)	“In determining which Inventory is Eligible Inventory, Lender may rely on all statements and representations made by Borrower with respect to any Inventory.”

(k)	Section 7.6 is here by amended and restated in its entirety to read as follows:

“7.6 Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates or any Guarantor or any of their respective Affiliates other than the following payments, provided that no such payment shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment: (i) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, (ii) Distributions and dividends permitted pursuant to Section 7.5, (iii) transactions with Lender or any Affiliate of Lender, (iv) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (A) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (B) are subject to such terms and conditions as determined by Lender in its sole discretion; provided, that notwithstanding the foregoing Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payment to any of its Affiliates in excess of $10,000 without the prior written consent of Lender; and (v) Permitted Acquisition Payments and other payments contemplated under Schedule 7.6.”

(l)	Section 7.11 of the Loan Agreement is hereby amended in its entirety to read as follows:

“7.11. Payment on Permitted Subordinated Debt

Borrower shall not (i) make any prepayment of any part or all of any Permitted Subordinated Debt; provided, however, (A) Borrower shall be permitted to make regularly scheduled payments of interest on the Seller Note on a quarterly basis and at an annual interest rate of not greater than one percent (1%) subject to the terms and conditions of the Seller Subordination Agreement, (B) Borrower shall be permitted to make regularly scheduled payments of interest on the Additional Seller Note on a quarterly basis and at an annual interest rate of not greater than four percent (4%) subject to the terms and conditions of the Seller Subordination Agreement, (C) Borrower shall be permitted to make Permitted Principal Payments (as such term is defined in the Seller Subordination Agreement) on the Additional Seller Note on the terms and conditions set forth in the Seller Subordination Agreement and (D) upon the payment in full in cash of the Obligations relating to the Term Loan Facilities, Borrower may prepay, in whole or in part, the Seller Note and the Additional Seller Note; provided, further that in no event may Borrower make any payment or distribution on the Seller Note or the Additional Seller Note if before and after giving effect to such payment there exists an Event of Default, (ii) repurchase, redeem or retire any instrument evidencing any such Permitted Subordinated Debt prior to maturity, or (iii) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Permitted Subordinated Debt in a manner adverse to Lender, as determined by Lender in its sole discretion.”

(m)	Paragraphs 1, 2, 3 and 4 of Annex 1 to the Loan Agreement are hereby amended in their entirety to read as follows:

“1)	Minimum EBITDA

Until the repayment in full in cash of the Term Loan Facilities, Borrower shall maintain for each Test Period set forth below EBITDA of not less than the amount set forth below opposite such period:

Period:	Minimum EBITDA:
For the three (3) month period ending November 30, 2005	$1,150,000
For the four (4) month period ending December 31, 2005	$1,490,000
For the five (5) month period ending January 31, 2006	$1,830,000
For the six (6) month period ending February 28, 2006	$2,170,000
For the one (1) month period ending March 31, 2006	$500,000
For the two (2) month period ending April 30, 2006	$1,000,000
For the three (3) month period ending May 31, 2006	$1,500,000
For the four (4) month period ending June 30, 2006	$2,250,000
For the five (5) month period ending July 31, 2006	$3,000,000
For the six (6) month period ending August 31, 2006	$3,750,000
For the seven (7) month period ending September 30, 2006	$4,500,000
For the eight (8) month period ending October 31, 2006	$5,250,000
For the nine (9) month period ending November 30, 2006	$6,000,000
For the ten (10) month period ending December 31, 2006	$6,750,000
For the eleven (11) month period ending January 31, 2007	$7,500,000
For the twelve (12) month period ending February 28, 2007	$8,250,000
For the twelve (12) month period ending March 31, 2007 and for the Test Periods ending on each subsequent month thereafter	$9,000,000

2)	Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

Borrower shall maintain (x) prior to the repayment in full in cash of the Term Loan Facilities for each Test Period set forth below a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such period and (y) upon the repayment in full of the Term Loan Facilities and for the Test Periods ending on each subsequent month thereafter, a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0:

Period:	Fixed Charge Coverage Ratio:
For the three (3) month period ending November 30, 2005	0.65 to 1.0
For the four (4) month period ending December 31, 2005	0.65 to 1.0
For the five (5) month period ending January 31, 2006	0.65 to 1.0
For the six (6) month period ending February 28, 2006	0.65 to 1.0
For the one (1) month period ending March 31, 2006	1.2 to 1.0
For the two (2) month period ending April 30, 2006	1.2 to 1.0
For the three (3) month period ending May 31, 2006	1.2 to 1.0
For the four (4) month period ending June 30, 2006	1.5 to 1.0
For the five (5) month period ending July 31, 2006	1.5 to 1.0
For the six (6) month period ending August 31, 2006	1.5 to 1.0
For the seven (7) month period ending September 30, 2006	1.5 to 1.0
For the eight (8) month period ending October 31, 2006	1.5 to 1.0
For the nine (9) month period ending November 30, 2006	1.5 to 1.0
For the ten (10) month period ending December 31, 2006	1.5 to 1.0
For the eleven (11) month period ending January 31, 2007	1.5 to 1.0
For the twelve (12) month period ending February 28, 2007 and for the Test Periods ending on each subsequent month thereafter until the repayment in full of the Term Loan Facilities	1.5 to 1.0

3)	Minimum Liquidity and Working Capital

Borrower shall at all times have Available Cash on hand of not less than $500,000 at all other times (the “Required Liquidity Amount”); provided, however, that payments made by or on behalf of Borrower prior to Closing, including without limitation, commitment fees paid to Lender and all out of pocket expenses in connection with this transaction (for the avoidance of doubt, such amounts shall include $150,000 paid by Farwell with respect to the Commitment Fee and $100,000 paid by Farwell for expenses incurred in connection with the Closing) will reduce such Available Cash requirement on a dollar for dollar basis; provided, further, that if Available Cash on hand is less than the Required Liquidity Amount at any time, Borrower shall be required to raise additional equity in an amount sufficient to restore Available Cash in the amount of the Required Liquidity Amount by not later than ten (10) calendar days after the occurrence of such breach and otherwise pursuant to documentation and terms satisfactory to Lender.

4)	Capital Expenditures and Operating Leases

Borrower shall not permit its Capital Expenditures and amounts owed under operating leases, individually and collectively on a consolidated and consolidating basis, in the aggregate to exceed (i) $250,000 for the fiscal year ending August 31, 2005, (ii) $400,000 for the fiscal year ending August 31, 2006 and (iii) $250,000 in any fiscal year thereafter.”

(n)	Annex 1 of the Loan Agreement is hereby further amended by amending the following defined terms in their entirety to read as follows:

“EBITDA” shall mean, for any Test Period, the sum, without duplication, of the following for Borrower, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains. For avoidance of doubt, any income recognized by Borrower in a given Test Period which represents the recovery or reversal of federal excise taxes paid in prior periods, shall be excluded from EBITDA for such Test Period.

“Test Period” shall mean the twelve most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto; provided that for (i) the Test Period ended November 30, 2005 shall mean the three month period then ended, (ii) the Test Period ended December 31, 2005 shall mean the four month period then ended, (iii) the Test Period ended January 31, 2006 shall mean the five month period then ended, (iv) the Test Period ended February 28, 2006 shall mean the six month period then ended, (v) the Test Period ended March 31, 2006 shall mean the one month period then ended, (vi) the Test Period ended April 30, 2006 shall mean the two month period then ended, (vii) the Test Period ended May 31, 2006 shall mean the three month period then ended, (viii) the Test Period ended June 30, 2006 shall mean the four month period then ended, (ix) the Test Period ended July 31, 2006 shall mean the five month period then ended, (x) the Test Period ended August 31, 2006 shall mean the six month period then ended, (xi) the Test Period ended September 30, 2006 shall mean the seven month period then ended, (xii) the Test Period ended October 31, 2006 shall mean the eight month period then ended, (xiii) the Test Period ended November 30, 2006 shall mean the nine month period then ended, (xiv) the Test Period ended December 31, 2006 shall mean the ten month period then ended, (xv) the Test Period ended January 31, 2007 shall mean the eleven month period then ended and (xvi) the Test Period ended February 28, 2007 shall mean the twelve month period then ended.

“Total Debt Service” shall mean the sum of (i) all payments of principql on Indebtedness (including, without limitation, Permitted Principal Payments (as such term is defined in the Seller Subordination Agreement) with respect to the Additional Seller Note) and (ii) Interest Expense, in each case for such period.

(o)	Appendix A to the Loan Agreement is hereby amended by amending the following defined terms to provided as follows:

“Permitted Subordinated Debt” shall mean indebtedness with respect to the (i) Seller Note in the original aggregate principal amount of $2,500,000 and (ii) the Additional Seller Note in the original aggregate principal amount of $2,322,850.

“Term” shall mean the period commencing on the date set forth on the first page hereof and ending March 8, 2009.

“Minimum Termination Fee” shall mean (for the time period indicated) the amount equal to (i) $792,000 if the date of notice of such termination by Borrower is after the Closing Date but before March 8, 2007; (ii) $528,000 if the date of notice of such termination by Borrower is on or after March 8, 2007 but before March 8, 2008 and (iii) $264,000 if the date of notice of such termination by Borrower is on or after March 8, 2008 but before March 8, 2009.

(p)	Appendix A to the Loan Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order to provide as follows:

“Additional Seller Note” shall mean that certain promissory note dated December 14, 2005 in the original principal amount of $2,322,850 executed by Borrower in favor of Seller, which Additional Seller Note shall provide for interest quarterly at four percent (4%) and shall otherwise be in form and substance satisfactory to Lender.

“Amendment No. 2” shall mean Waiver and Amendment No. 2 to Credit and Security Agreement dated as of March 8, 2006.

“Amendment No. 2 Effective Date” shall mean, February 28, 2006.

“Borrowing Base for Eligible Inventory” shall mean, as of any date of determination, the lesser of the cost (computed on a first in, first out basis in accordance with GAAP) or market value in U.S. Dollars of Eligible Inventory, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with this Agreement, but in no event in excess of eighty-five percent (85%) of the appraised net orderly liquidation value thereof, as determined by the most recent appraisal accepted by Lender; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base shall be determined by Lender in its sole discretion.

“Credit Parties” shall mean, collectively, Parent, Farwell, Borrower and any Guarantor, each individually a “Credit Party” and collectively the “Credit Parties”.

“Eligible Inventory” shall mean Borrower’s saleable finished goods Inventory consisting of BRAVO branded handsets and assembly units and is currently in existence at Borrower’s places of business for which Lender has received a Landlord Waiver and Consent and/or Mortgagee Waiver and Consent in form satisfactory to it and is saleable in the ordinary course of Borrower’s business and which Lender, in its sole discretion, deems Eligible Inventory unless one or more of the following applies which would eliminate such items or items of Inventory consisting of finished goods from being considered as Eligible Inventory:

(a) such Inventory is not subject to a valid perfected first priority security interest in favor of the Lender;

(b)   any consent, license, approval or authorization required to be obtained by Borrower in connection with the granting of a security interest under the Security Documents or in connection with the manufacture or sale of such Inventory has not been or was not duly obtained and is not in full force and effect;

(c) any covenant, representation or warranty contained in this Agreement or in any other Loan Document with respect to such Inventory has been breached and remains uncured;

(d) such Inventory is not owned by Borrower;

(e)    such Inventory does not comply, or was not manufactured in compliance, in all material respects, with all applicable requirements of all statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, of any Governmental Authority, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments;

(f)    such Inventory does not, or at the time of its purchase from the vendor did not, constitute “inventory” under Article 9 of the UCC as then in effect in the jurisdiction whose law governs perfection of the security interest;

(g)    the Person for whose account such Inventory is being or was produced has commenced a voluntary case under any federal bankruptcy or state or federal insolvency laws or has made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in respect of such Person in an involuntary case under any federal bankruptcy or state or federal insolvency laws, or if any other petition or application for relief under any federal bankruptcy or state or federal insolvency laws has been filed against such Person, or if such Person has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(h)    the transfer of Inventory to Borrower by vendor, supplier or other Person did not constitute a valid sale and transfer to Borrower of all right, title and interest of such Person in the inventory enforceable against all creditors of and purchasers from such person;

(i)    (A) Borrower is not the sole owner of all right, title and interest in and to such Inventory, (B) Borrower does not have a valid ownership interest therein free and clear of all Liens other than Liens granted under the Loan Documents, or (C) any offsets, defenses or counterclaims have been asserted or threatened in writing against such Inventory;

(j) such Inventory is not in good working order or is damaged;

(k) such Inventory is not located at a location which is owned by Borrower or subject to a Landlord Waiver and Consent;

(l) such Inventory consists only of packing materials, displays, supplies, parts or other components or is returned, rejected, repossessed or discontinued product or Inventory;

(m) such Inventory is subject to a bona fide dispute or is or has been classified as counterfeit or fraudulent;

(n) such Inventory has been sold, assigned, or otherwise encumbered by Borrower except pursuant to the Loan Documents;

(o) such Inventory is not associated with a documented purchase order;

(p)    such Inventory consists of equipment that Borrower offers for rental or that is being rented from the Borrower or equipment borrowed by Borrower or given to Borrower to serve as demonstration equipment;

(q)    such Inventory constitutes custom Inventory, private-label Inventory, raw materials in process, work-in-process, obsolete or unmerchantable Inventory, slow-moving, unsaleable, shop-worn, damaged or defective Inventory, Inventory allocated to current warranty assignments, Inventory that consists of spare parts or Inventory subject to a quality assurance hold;

(r) such Inventory is in transit;

(s) such Inventory is (i) not in Borrower’s possession and control or (ii) outside the continental United States;

(t) such Inventory otherwise is not satisfactory to the Lender, as determined in the sole discretion of the Lender; or

(u) such Inventory is or has been utilized as demonstration models.

“Excise Tax Refund” shall have the meaning set forth in Section 2.15(e) hereof.

“Inventory Percentage” shall mean, from time to time, the lesser of (i) 50% of cost or (ii) 85% of the appraised net orderly liquidation value.

“Laurus Loan” shall mean all indebtedness owed by Parent to Laurus.

“Permitted Acquisition Payments” shall have the meaning set forth in Section 7.2.

(q)	Schedule 7.6 to the Loan Agreement is hereby amended in its entirety to read as set forth on Schedule 7.6 to this Amendment.

5.    Conditions of Effectiveness.
This Amendment shall become effective upon Lender’s receipt of the following items in form and substance satisfactory to Lender and its counsel:

(a)	four (4) copies of this Amendment duly executed by the Borrower;

(b)	an amendment fee equal to $25,000 which fee shall be non-refundable and fully earned on the Amendment No. 2
Effective Date and which amount shall be paid by Lender by charging Borrower’s account with an Advance for such amount;

(c)	all fees, interest and expenses payable under Amendment No.1 and Amendment No. 2;

(d)	the Additional Seller Note, Amendment No. 1 to Seller Note Subordination and Intercreditor Agreement and copies of all documents, agreements and other instruments entered into or otherwise related to each transaction described above, each in form and substance satisfactory to Lender

(e)	Borrower shall pay all costs, fees and expenses of Lender (including the reasonable costs, fees and expenses of
Lender’s in-house and outside counsel, consultants and appraisers) incurred by Lender in connection with the negotiation, preparation and closing of this Amendment No. 2; and

(f)	Such other certificates, instruments, documents and agreements as may be required by Lender or its counsel.

6.    Additional Covenants. Borrower covenants and agrees as follows:

(a)	By not later than March 15, 2006, Lender shall have received, all in form and substance satisfactory to Lender
(i) an amendment to the Seller Subordination Agreement executed by F&L L.L.P. with respect to additional subordinated debt in the sum of $2,322,850 (the “Additional Subordinated Note”) and other matters set forth therein and (ii) copies of all documentation relating to the Additional Subordinated Note, including and amendment to the Additional Subordinated Note to extend the maturity thereof to a date which is satisfactory to Lender.

(b)	Upon the repayment in full of the Laurus Loan, Parent shall promptly (but in no event later than two (2) Business
Days after the repayment of the Laurus Loan) execute and deliver to Lender a full recourse guaranty of the Obligations substantially as set forth in the amendment to the Parent Stock Pledge Agreement attached to this Amendment as Exhibit 6(b).

7.    Representations and Warranties.

(a)	This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against Borrower in accordance with their respective terms.

(b)	Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the other Loan Documents to which it is a party to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c)	Except as otherwise provided herein, no Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d)	Borrower has no defense, counterclaim or offset with respect to the Loan Agreement or any other Loan Document to which it is a party.

8.    Effect on the Loan Agreement.

(a)	Upon the effectiveness of Sections 4 hereof, each reference in the Loan Agreement or any other Loan Document to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement or the applicable Loan Documents as amended hereby.

(b)	Except as specifically amended herein, the Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)	The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other Loan Documents.

9.     Release.  Each Credit Party, both individually and on behalf of its Affiliates, hereby releases, remises, acquits and forever discharges Lender and its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to the Loan Agreement, this Amendment and the other Loan Documents (all of the foregoing hereinafter called the “Released Matters”). Each Credit Party, both individually and on behalf of its Affiliates, acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Credit Party agrees to indemnify and hold harmless the Released Parties with respect to any action brought on behalf of any of its Affiliates with respect to any of the Released Matters.

10.      Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document (including this Amendment) or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

11.     Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12.     Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, each of the parties has duly executed this Amendment No. 2 as of the date first written above.

CAPITALSOURCE FINANCE LLC

By:	/s/

Name:
Its:

OBLIO TELECOM, INC.

By:	/s/ David M. Marks

Name: David M. Marks
Its: Chairman

PINLESS, INC.

By:	/s/ David M. Marks

Name: David M. Marks
Its: Chairman

ACKNOWLEDGE AND  AGREED:

TITAN GLOBAL HOLDINGS, INC.

By:	/s/ David M. Marks

Name: David M. Marks
Title: Chairman

FARWELL EQUITY PARTNERS, LLC

By:	/s/ David M. Marks

Name: David M. Marks
Its: Managing Member

Schedule 7.6
Transactions with Affiliates

1.	Up to $27,500 per moh payable to Parent for overhead allocation.
2.
Up to $25,000 per month to Parent in payment of a service fee (the “Parent Fee”), provided that no such payment of the Parent Fee shall be made until the payment in full of the Laurus Loan and the receipt by Lender of a written acknowledgement from Laurus that the Laurus Loan has been paid in full.

3.	$10,000 per month payable to Kurt Jensen in connection with a month to month consulting agreement.
4.	Salaries and bonuses payable under employment agreements with Sammy Jibrin and Radu Archiriloaie as permitted under Section 7.6(i).
5.	Dividend and redemption payments on and any stock issues upon conversion of, the Series A Preferred Stock as permitted under Section 7.5.
6.	Payments under the Seller Note and the Additional Seller Note as permitted by Section 7.11 and the Seller Subordination Agreement